Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:  June 25, 2013

RICK'S CABARET INTERNATIONAL, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 5.02	COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 27, 2013, we entered into a new Employment Agreement with our Chief Financial Officer, Phillip K. Marshall. His previous employment agreement expired on June 1, 2013. The new agreement has a term of three years, commencing on June 1, 2013, and provides for an annual base salary of $245,000 for the first year of the term, $250,000 for the second year, and $255,000 for the third year. The agreement also provides for bonus eligibility, expense reimbursement, participation in all benefit plans maintained by us for salaried employees and two weeks paid vacation. Under the terms of the agreement, Mr. Marshall is bound to a confidentiality provision and cannot compete with us for a period upon termination of the agreement.

A copy of the Employment Agreement is included as Exhibit 10.1 to this report.

ITEM 5.07	Submission of Matters to a Vote of Security Holders.

On June 25, 2013, we held our Annual Meeting of Stockholders of Rick's Cabaret International, Inc. at 7501 N. Stemmons Freeway, Suite 140, Dallas, Texas 75247 (at Bombshells Restaurant & Bar), for the following purposes:

(1) To elect six directors, including Eric S. Langan, Travis Reese, Robert L. Watters, Steven L. Jenkins, Luke Lirot and Nour-Dean Anakar;

(2) To ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013; and

(3) To transact such other business as may properly come before the meeting.

Based on the votes received in person and by proxy, all of the above named director nominees were elected and the appointment of Whitley Penn LLP was ratified.  There were no other matters presented for action at the Annual Meeting. The exact results of the stockholder vote are as follows:

Total Shares of Common Stock Outstanding
as of the Record Date, May 2, 2013:	9,454,944

Total Voting Shares Present Either by Proxy
or in Person of Common Stock:	8,320,254

Item 1:	Election of Directors

	FOR	WITHHELD
Eric S. Langan	2,572,417	1,159,315
Robert L. Watters	2,330,437	1,401,295
Steven L. Jenkins	3,205,130	526,602
Nour-Dean Anakar	3,478,422	253,310
Travis Reese	3,210,687	521,045
Luke Lirot	3,480,706	251,026

Additionally, there was a total of 4,588,522 broker non-votes for the election of directors.

Item 2:	Ratification of appointment of Whitley Penn LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2013

Votes for:	8,185,640
Votes against:	129,727
Votes abstained:	4,887

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit Number	Description

10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: June 28, 2013	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer